EXHIBIT 99.1
National Western Life Group, Inc. Announces 2019 Full Year and Fourth Quarter Earnings

Austin, Texas, February 28, 2020 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today 2019 consolidated net earnings of $131.6 million, or $37.22 per diluted Class A common share, compared with consolidated net earnings of $116.8 million, or $33.02 per diluted Class A common share, for 2018. The Company's book value per share increased to $585.32 as of December 31, 2019 from $522.76 as of December 31, 2018. For the quarter ended December 31, 2019, the Company reported consolidated net earnings of $37.7 million, or $10.67 per diluted Class A common share, compared with $21.8 million, or $6.16 per diluted Class A common share, in the fourth quarter of 2018.

Total revenues increased 49% in 2019 to $819.2 million from $551.6 million in 2018. Operating revenues, excluding investment and index options gains and losses, increased to $689.7 million in the year ended December 31, 2019 from $623.2 million for the year 2018. Mr. Moody indicated, "Our primary focus has always been on the profitability of our business and by that measure we are extremely pleased with the results reported for 2019. In addition, growing and expanding our distribution channels to create significant top-line growth has emerged as a top focal point over the past year." Noting that the Company's domestic life insurance sales grew 26% in 2019, Mr. Moody added, "We have created a proficiency in the single premium equity-indexed life insurance market and our acquisition earlier in 2019 of Ozark National Life Insurance Company brings another niche market where we believe there are opportunities for growth. It is incumbent upon us to build on these existing markets as well as to expand into new areas."

Pretax earnings of $165.2 million for the year ended December 31, 2019 included a contribution of $21.0 million from Ozark National Life Insurance Company and N.I.S. Financial Services, Inc. subsequent to their acquisition effective January 31, 2019. Mr. Moody commented on the acquisition saying, "We have demonstrated the ability to create profit organically over time. Adding Ozark National and NIS to the organization has not only proven to be a nice complement to our existing product lines but also a successful deployment of our capital."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company and Ozark National Life Insurance Company, stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At December 31, 2019, the Company maintained consolidated total assets of $12.6 billion, consolidated stockholders' equity of $2.1 billion, and combined life insurance inforce of $23.3 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Financial Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Revenues, excluding investment and index option	$172,808	155,230	689,740	623,180
gains (losses)
Realized and unrealized gains (losses) on index options	60,081	(115,585)	123,207	(80,004)
Realized gains (losses) on investments	2,539	2,841	6,241	8,423
Total revenues	235,428	42,486	819,188	551,599

Benefits and expenses:
Life and other policy benefits	35,578	20,690	137,342	65,297
Amortization of deferred acquisition costs and
value of business acquired	30,229	24,698	116,802	114,771
Universal life and annuity contract interest	94,830	(47,261)	295,330	136,055
Other operating expenses	27,363	21,502	104,558	93,969
Total benefits and expenses	188,000	19,629	654,032	410,092

Earnings before income taxes	47,428	22,857	165,156	141,507
Income tax expense	9,695	1,081	33,540	24,749
Net earnings	$37,733	21,776	131,616	116,758

Net earnings attributable to Class A shares	$36,666	21,160	127,894	113,456

Diluted Earnings Per Class A Share	$10.67	6.16	37.22	33.02

Diluted Weighted Average Class A Shares	3,436	3,436	3,436	3,436

			December 31,	December 31,
			2019	2018

Book value per share			$585.32	522.76
Less: Per share impact of accumulated other comprehensive income (loss)			16.53	(10.77)
Book value per share, excluding accumulated other comprehensive income (loss) *			$568.79	533.53

*
Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $60.1 million at December 31, 2019 and $(37.0) million at December 31, 2018. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused primarily by changes in market interest rates, National Western Life Group, Inc. believes this financial measure provides useful supplemental information.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com